EXHIBIT 5.1
OPINION OF GARDERE WYNNE SEWELL LLP
July 28, 2006
GNC Corporation
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Ladies and Gentlemen:
GNC Corporation, a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (Registration No. 333—116040) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 23,530,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), including up to 3,529,500 shares of Common Stock subject to the underwriters’ over-allotment option (the “Option Shares”), as described in the Registration Statement. Of the shares of Common Stock being offered, 9,391,176 shares are to be issued and sold by the Company (the “Primary Shares”), and 14,138,824 shares and the Option Shares are to be offered and sold by selling stockholders of the Company identified in the Registration Statement (the “Secondary Shares”), to the underwriters in accordance with the underwriting agreement referred to in the prospectus that is a part of the Registration Statement (the “Underwriting Agreement”).
As your counsel, we have examined such documents and such matters of fact and law as we have deemed necessary for the purpose of rendering the opinions expressed herein. Based on the foregoing, we are of the opinion that (1) the Primary Shares and the Secondary Shares have been duly authorized by all necessary corporate action of the Company, (2) when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Primary Shares will be validly issued, fully paid and non-assessable, and (3) the Secondary Shares have been validly issued and are fully paid and non-assessable.
The foregoing opinions are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in effect on this date.
We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

GARDERE WYNNE SEWELL LLP

By:	/s/ Randall G. Ray
Randall G. Ray, Partner